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                                                                    EXHIBIT 11.1

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
                                  (UNAUDITED)

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
                                                              THREE MONTHS ENDED APRIL 30,
                                                              ----------------------------
                                                                  1997            1998
                                                              ------------    ------------
Basic weighted average number of common shares
  outstanding...............................................   25,483,402      26,273,413
Common stock equivalents from outstanding stock options.....          n/a       1,156,728
                                                              -----------     -----------
Weighted average shares including the dilutive effect of
  stock options.............................................   25,483,402      27,430,141
                                                              ===========     ===========
Net income..................................................  $     1,881     $       607
                                                              ===========     ===========
Basic earnings per share....................................  $       .07     $       .02
                                                              ===========     ===========
Diluted earnings per share..................................  $       .07     $       .02
                                                              ===========     ===========
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